EXHIBIT 99.1

For Immediate Release

May 8, 2018

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2018 First Quarter Operating Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (the “Q1 2018 10-Q”), which is available free of charge on the public website of the Securities and Exchange Commission (“SEC”) and on our website at http://investors.bnl.broadstone.com.

“Broadstone Net Lease experienced exceptional performance during the first quarter of 2018, driven by the strong and accretive acquisition volume experienced throughout 2017, and exceptional portfolio performance via high occupancy levels, continued strong rent collections, and best-in-class annual rent escalations, combined with prudent capital and balance sheet management,” said Chris Czarnecki, BNL’s Chief Executive Officer. “As a result of implementing a monthly cap on new equity raises last November, we have been able to more closely match fund new acquisitions and move BNL’s leverage profile towards a consistent and optimal level while maintaining the discipline and conservatism that is key to our status as an investment grade borrower in the REIT space.“ Czarnecki continued, “During the quarter the REIT made two acquisitions, further diversifying the portfolio and strengthening the quality of our underlying tenant base. We are excited about the depth of our acquisition pipeline and anticipate continued growth in the REIT’s holdings during the coming quarters. We also continued to dispose of non-core assets to realize gains for investors and improve the overall quality of the portfolio.”

OPERATING HIGHLIGHTS

During the three months ended March 31, 2018, we:

-	Increased revenues to $55.6 million, representing growth of 31.8% compared to the three months ended March 31, 2017.
-	Generated earnings per diluted share (on a GAAP basis, as defined below), including amounts attributable to noncontrolling interests, of $0.92.
-	Generated funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both of which are non-GAAP financial measures, of $1.68 and $1.46 per diluted share, respectively.
-

Subsequent to quarter end, the Independent Directors Committee of our Board of Directors approved increasing the Determined Share Value (“DSV”) to $83.00 per share, from $81.00 per share, which will remain in effect through July 31, 2018.

-

Closed two real estate acquisitions totaling $100.5 million, excluding capitalized acquisition expenses, adding 27 new properties at a weighted average initial cash capitalization rate of 6.4%. The properties acquired had a weighted average remaining lease term of 17.6 years at the time of acquisition with weighted average annual rent increases of 1.9%.

-	Disposed of five properties for $15.7 million, at a gain of $3.3 million above carrying value. These properties represented approximately 0.6% of our December 31, 2017 portfolio value.
-

Received $57.0 million in subscription proceeds from new and existing stockholders. As of the end of the quarter there were 2,741 common stockholders and 52 holders of noncontrolling membership units in Broadstone Net Lease, LLC (the “Operating Company”).

-	Collected more than 99% of rents due and maintained a 100% leased portfolio.

FFO and AFFO are performance measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We present these non-GAAP measures as we believe certain investors and other users of our financial information use them as part of their evaluation of our historical operating performance. Please see our discussion below under the heading “Reconciliation of Non-GAAP Measures,” which includes a discussion of the definition, purpose, and use of these non-GAAP measures as well as a reconciliation of each to the most comparable GAAP measure, and “Notice Regarding Non-GAAP Financial Measures.”

FINANCIAL RESULTS

	For the three months ended
	March 31,
(in thousands, except per share data)	2018	2017
Revenues	$55,589	$42,185

Net income, including non-controlling interests	$18,995	$13,747
Net earnings per diluted share	$0.92	$0.81

FFO	$34,858	$27,537
FFO per diluted share	$1.68	$1.62

AFFO	$30,271	$24,082
AFFO per diluted share	$1.46	$1.42

Diluted Weighted Average Shares Outstanding	20,719	17,009

Revenues

Revenues increased by $13.4 million, or 31.8%, to $55.6 million for the three months ended March 31, 2018, compared to $42.2 million for the three months ended March 31, 2017. The increase in revenues period-over-period is primarily attributable to the growth in our real estate portfolio in 2017. We acquired $683.6 million in real estate, excluding acquisition costs, throughout 2017, mainly during the second half of the year. The acquired properties will contribute annual straight-line rent income of $56.1 million, or $14.0 million per quarter. During the three months ended March 31, 2018, we closed two real estate acquisitions and acquired $100.5 million in real estate, excluding capitalized acquisition costs, comprised of 27 new properties which we expect to provide further growth compared to 2017 over the remainder of 2018.

Net Income

Net income increased by $5.2 million, or 38.2%, to $19.0 million for the three months ended March 31, 2018, compared to approximately $13.8 million for the three months ended March 31, 2017. Net earnings per diluted share increased $0.11 during the same period, to $0.92 per share. The increase is mainly attributable to growth in our portfolio, combined with an increase in gains on the sale of real estate. During the three months ended March 31, 2018, we disposed of five properties and recorded a gain on sale of $3.3 million over carrying value. This compares to a gain of $0.8 million recorded in the three months ended March 31, 2017, associated with the sale of one property. Partially offsetting these factors was increased interest expense, which reflected an increase in outstanding borrowings on our unsecured credit facilities in 2018 as compared to the prior year.

The increase in net income in the earnings per share computation was partially offset by a 3.7 million increase in the diluted weighted average number of shares of our common stock outstanding as compared to 2017, reflecting ongoing equity raises. We use proceeds from the sale of stock to partially fund acquisitions of real estate, which contributed to the increased revenues discussed above.

FFO

FFO increased $7.3 million, or 26.6%, to $34.9 million for the three months ended March 31, 2018, compared to $27.5 million for the three months ended March 31, 2017. FFO per diluted share increased by $0.06 during the same period, to $1.68 per share. Consistent with the growth in net income, the increase in FFO is primarily driven by growth in our real estate investment portfolio. FFO growth was also ahead of net income growth due to higher real property depreciation and amortization, which are added back to net income in calculating FFO. These factors were partially offset by increased gains on the sale of real estate in the three months ended March 31, 2018, which are deducted from net income in calculating FFO.

AFFO

AFFO increased $6.2 million, or 25.7%, to $30.3 million for the three months ended March 31, 2018, compared to $24.1 million for the three months ended March 31, 2017. AFFO per diluted share increased $0.04 during the same period, to $1.46 per diluted share. As compared to net income and FFO, the year-over-year growth in AFFO was impacted by a $1.1 million increase in the deduction for straight-line rent adjustments, which reflects the growth in our real estate investment portfolio.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2018, we owned a diversified portfolio of 550 individual net leased commercial properties located in 40 states comprising approximately 16.3 million rentable square feet of operational space. As of March 31, 2018, our properties were 100% leased to 137 different commercial tenants, with no single tenant accounting for more than 4% of our annual rental stream. Our properties include those used for retail, industrial, healthcare, office, and other purposes.

During the three months ended March 31, 2018, we acquired 27 properties via two transactions for $100.5 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 6.4%. The properties acquired had a weighted average lease term of 17.6 years at the time of acquisition and weighted average annual rent increases of 1.9%.

We also disposed of five properties during the three months ended March 31, 2018 for a gain of $3.3 million over carrying value. Our management team plans to continue to be strategic in its disposition activities. Such activities can improve the overall quality of our portfolio and capture value for stockholders, as some assets are sold for premiums. To the extent possible, we will deploy proceeds from the sale of real estate in order to make accretive investments, preferably on a tax-deferred basis pursuant to 1031 exchanges.

Based on current market conditions, anticipated equity and debt capital raises (including an anticipated debt private placement in the second quarter of 2018), and available capacity under our credit facilities, we continue to target a similar volume of acquisitions in 2018 as in 2017.

CAPITALIZATION/BALANCE SHEET UPDATE

During the three months ended March 31, 2018, we raised $57.0 million in offering proceeds from our ongoing private offering of common stock, of which approximately $45.0 million was received in cash and $12.0 million was raised via our Distribution Reinvestment Plan (“DRIP”). Approximately 46% of our investors participate in the DRIP, calculated based on the number of shares of our common stock and membership units in the Operating Company outstanding.

In addition to continued equity raises, we increased the outstanding borrowings on our revolver from $273.0 million at December 31, 2017, to $317.0 million at March 31, 2018. The proceeds were used to partially fund our portfolio acquisitions during the three months ended March 31, 2018. At quarter end, our total outstanding borrowings, gross of deferred debt issuance costs, totaled $1.2 billion, providing a leverage ratio of approximately 41.7% of the approximate market value of our assets. On April 27, 2018, Moody’s Investor Services reaffirmed our investment grade credit rating of Baa3.

To balance the timing of equity capital inflows and deployment of those funds in the form of real estate investments, as well as to bring our leverage ratio closer to the higher end of our targeted leverage range while remaining well within our investment grade profile, we have implemented a cap and queue program for new and additional subscriptions at our monthly equity closings. The monthly cap only applies to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. For the months of February 2018, March 2018, and April 2018, new and additional investments were limited to $15.0 million per month. This cap will remain in place for the months of May 2018, June 2018, and July 2018. Going forward, the use and amount of the cap will be adjusted as we deem appropriate based upon a number of factors, including, among others, targeted leverage, capital deployment, our acquisition pipeline, and market conditions.

DETERMINED SHARE VALUE (“DSV”)

At its May 8, 2018, meeting, the Independent Directors Committee of our Board of Directors (the “IDC”) voted to increase the DSV to $83 per share for the period from May 1, 2018, through July 31, 2018. At $83 per share, the implied capitalization rate for our portfolio is 6.76%. The DSV is established in good faith by the IDC based on the net asset value (“NAV”) of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, and the determination of the DSV by the IDC, is available in our 2017 Form 10-K filed with the SEC on March 15, 2018.

DISTRIBUTIONS

At its May 8, 2018, meeting, our Board of Directors declared monthly distributions of $0.43 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.43	May 30, 2018	June 15, 2018
$0.43	June 28, 2018	July 13, 2018
$0.43	July 30, 2018	August 15, 2018

Investors may purchase additional shares of our common stock via cash investment (and the completion of a supplemental subscription agreement), or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of our operating results, we will host a conference call on Thursday, May 10, 2018, at 12:00 p.m. EDT to discuss the results.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl180510.html.

To view a replay of the call, please visit:  http://investors.bnl.broadstone.com through May 24, 2018.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our first quarter 2018 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 550 retail, healthcare, industrial, office and other properties in 40 states as of March 31, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 2,700 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	March 31, 2018	December 31, 2017
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,251,938	$2,186,141
Accounted for using the direct financing method	41,610	41,617
Investment in rental property, net	2,293,548	2,227,758
Cash and cash equivalents	13,499	9,355
Restricted cash	11,251	744
Accrued rental income	56,465	52,018
Tenant and other receivables, net	421	897
Tenant and capital reserves	992	943
Prepaid expenses and other assets	855	267
Notes receivable	6,527	6,527
Investment in related party	10,000	10,000
Interest rate swap, assets	24,040	11,008
Intangible lease assets, net	247,249	242,659
Debt issuance costs – unsecured revolver, net	2,835	3,026
Leasing fees, net	13,987	13,554
Total assets	$2,681,669	$2,578,756

Liabilities and equity
Unsecured revolver	$317,000	$273,000
Mortgages and notes payable, net	67,097	67,832
Unsecured term notes, net	837,159	836,912
Interest rate swap, liabilities	1,096	5,020
Accounts payable and other liabilities	22,197	20,345
Due to related parties	2,271	722
Tenant improvement allowances	4,292	5,669
Accrued interest payable	4,642	3,311
Intangible lease liabilities, net	80,235	81,744
Total liabilities	1,335,989	1,294,555

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 19,572 and 18,909 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	20	19
Additional paid-in capital	1,355,268	1,301,979
Subscriptions receivable	(144)	(15)
Cumulative distributions in excess of retained earnings	(127,183)	(120,280)
Accumulated other comprehensive income	20,807	5,122
Total Broadstone Net Lease, Inc. stockholders’ equity	1,248,768	1,186,825
Non-controlling interests	96,912	97,376
Total equity	1,345,680	1,284,201
Total liabilities and equity	$2,681,669	$2,578,756

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended March 31,
	2018	2017
Revenues
Rental income from operating leases	$51,832	$39,401
Earned income from direct financing leases	966	1,133
Operating expenses reimbursed from tenants	2,749	1,617
Other income from real estate transactions	42	34
Total revenues	55,589	42,185

Operating expenses
Depreciation and amortization	19,202	14,593
Asset management fees	4,143	3,193
Property management fees	1,517	1,168
Property and operating expense	2,619	1,577
General and administrative	1,330	963
State and franchise tax	243	50
Total operating expenses	29,054	21,544
Operating income	26,535	20,641
Other income (expenses)
Preferred distribution income	188	181
Interest income	110	112
Interest expense	(11,177)	(7,942)
Cost of debt extinguishment	—	(48)
Gain on sale of real estate	3,339	803
Net income	18,995	13,747
Net income attributable to non-controlling interests	(1,422)	(1,153)
Net income attributable to Broadstone Net Lease, Inc.	$17,573	$12,594

Weighted average number of common shares outstanding
Basic	19,167	15,582
Diluted	20,719	17,009
Net Earnings per common share
Basic and diluted	$0.92	$0.81

Comprehensive income
Net income	$18,995	$13,747
Other comprehensive income
Change in fair value of interest rate swaps	16,955	2,560
Comprehensive income	35,950	16,307
Comprehensive income attributable to non-controlling interests	(2,692)	(1,368)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$33,258	$14,939

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended March 31, 2018 and 2017. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted computation per share:

	For the three months ended
(in thousands, except per share data)	March 31,
	2018	2017
Net income	$18,995	$13,747
Real property depreciation and amortization	19,202	14,593
Gain on sale of real estate	(3,339)	(803)
FFO	$34,858	$27,537
Capital improvements / reserves	(49)	(48)
Straight line rent adjustment	(5,141)	(4,038)
Cost of debt extinguishment	—	48
Amortization of debt issuance costs	461	424
Amortization of net mortgage premiums	(36)	(41)
Amortization of lease intangibles	178	200
AFFO	$30,271	$24,082

Diluted WASO(1)	20,719	17,009

Net earnings per share, basic and diluted	$0.92	$0.81
FFO per diluted share	1.68	1.62
AFFO per diluted share	$1.46	$1.42

(1)	Diluted weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the 2002 White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to previously depreciated real estate assets. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, and the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.